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                                                                   EXHIBIT 10.30

                     SECOND AMENDMENT TO SUBLEASE AGREEMENT

     THIS SECOND AMENDMENT TO SUBLEASE AGREEMENT (this "Amendment") is entered into as of August 21, 2002, by and between BMC SOFTWARE, INC., a Delaware corporation ("Sublessor"), as successor in interest to BGS Systems, Inc., and ON TECHNOLOGY CORPORATION, a Delaware corporation ("Sublessee").

                                    RECITALS:

     A. On July 15, 1998, BGS Systems, Inc. ("BGS") and 880 Winter Street, L.L.C. ("Landlord") entered into that certain Lease (the "Base Lease") wherein Landlord leased to Sublessor and Sublessor leased from Landlord certain premises (the "Leased Premises") in the office building located at 880 Winter Street, Waltham, Massachusetts (the "Building").

     B. On September 7, 1999, BGS and Sublessee entered into that certain Sublease Agreement (the "Original Sublease") wherein Sublessor subleased approximately 24,426 square feet of Premises Rentable Area (the "Original Subleased Premises") to Sublessee.

     C. By First Amendment to Sublease Agreement dated effective as of February 17, 2000 (the "First Amendment"), Sublessee subleased from BGS and BGS subleased to Sublessee an additional 10,504 square feet of Premises Rentable Area (together with the Original Subleased Premises, the "Current Subleased Premises"), and made such other modifications to the Sublease as more particularly described therein. The Original Sublease, as amended by the First Amendment, is referred to herein as the "Sublease".

     D. Sublessor has succeeded to the interest of BGS under the Base Lease and under the Sublease.

     E. Sublessee has requested that it be permitted to relocate to the space located on the first floor of the Building and depicted on Exhibit A hereto (the "Relocation Subleased Premises"), which contains 23,036 square feet of Premises Rentable Area, and Sublessor has agreed to such relocation on the terms and conditions contained herein.

     F. Notwithstanding that the Relocation Subleased Premises contains 23,036 square feet of Premises Rentable Area, Sublessor and Sublessee have agreed to calculate Basic Rent and Additional Charges under the Sublease, as modified hereby, during the Term provided for herein (but not during the Renewal Term) as if the Relocation Subleased Premises contained 20,000 square feet of Rentable Area.

                                   AGREEMENTS:

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration paid by each party hereto to the other, Sublessor and Sublessee agree as follows:

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     1.   Terms. Capitalized terms used herein but not defined herein or in the
Sublease shall have the meanings specified in the Base Lease.

     2.   Relocation; Tender of Possession; Effective Date.

          (a) Effective as of the Effective Date (defined below), Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Relocation Subleased Premises on the terms and conditions of the Sublease as herein modified. Accordingly, on the Effective Date, (a) subject to Section 3 hereof, the Sublease shall terminate as to the Current Subleased Premises and all rent and additional rent payable with respect thereto (other than charges for actual electricity usage, as provided in Section 6(c) hereof, and other charges payable under the Sublease or the Base Lease for additional services provided to the Current Subleased Premises during any occupancy thereof by Sublessee after the Effective Date), provided Sublessee has paid all outstanding rent and additional rent with respect to the Current Subleased Premises through the Effective Date, (b) the Relocation Subleased Premises shall be the "Subleased Premises", (c) Exhibit A to the Sublease is hereby replaced with Exhibit A hereto, and (d) the Subleased Premises Rentable Area shall be 23,036 square feet. Sublessor and Sublessee stipulate that the number of square feet of Subleased Premises Rentable Area in the Current Subleased Premises and in the Relocation Subleased Premises are correct.

          (b) Sublessor and Sublessee currently contemplate that the Relocation Subleased Premises shall be delivered to Sublessee vacant (except for the furniture, fixtures and equipment described on Exhibit E hereto, which shall remain in the Relocation Subleased Premises), "broom-clean" and with all utility systems (e.g., electrical, HVAC and telephone) in working order on or before the date that is one business day after the date on which Sublessor receives Landlord's written consent to this Amendment, which consent Sublessor anticipates will be received within 30 days following submission of a fully-executed copy of this Amendment to Landlord. Sublessor represents that, to Sublessor's knowledge, the utility systems in the Subleased Premises are in good working order as of the date of this Amendment. Sublessor shall use reasonable efforts to obtain Landlord's consent to this Amendment and the Plans (as defined in Exhibit B) on or before the date that is 30 days after this Amendment has been fully executed by Sublessor and Sublessee. If Sublessor fails to obtain Landlord's consent to this Amendment or the Plans or Sublessor fails to deliver the Relocation Subleased Premises to Sublessee in the condition required under this Section 2(b) within the time periods provided above, then (1) the validity of the Sublease or this Amendment shall not be affected or impaired thereby, (2) Sublessor shall not be in default hereunder or be liable for damages therefor,
(3) Sublessee shall continue to pay rent on the Current Subleased Premises at the rental rates provided in the Sublease until the Effective Date and thereafter at the rates set forth in Sections5 and 6 below, and (4) Sublessee shall accept possession of the Relocation Subleased Premises when Sublessor tenders possession thereof to Sublessee.

          (c) As used herein, the term "Effective Date" shall mean the earlier of (1) the date on which Sublessee occupies any portion of the Relocation Subleased Premises and begins conducting business therein or (2) October 1, 2002. If request by Sublessor in writing, Sublessee shall execute and deliver to Sublessor, within 10 days after written request therefor, a letter confirming
(A) the Effective Date, (B) that Sublessee has accepted the Relocation Subleased

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Premises and (C) that Sublessor has performed all of its obligations with respect to the Relocation Subleased Premises; however, the failure of the parties to execute such letter shall not defer the Effective Date or otherwise invalidate the Sublease or this Amendment.

     3. Surrender of Current Subleased Premises. Sublessee shall, at its expense, vacate and deliver to Sublessor the Current Subleased Premises in a "broom-clean" condition and otherwise in the condition required under the Sublease, as soon as reasonably possible following substantial completion of the Work described in Exhibit B attached hereto. Occupancy of the Current Subleased Premises by Sublessee after the Effective Date shall be on and subject to the terms and conditions of the Sublease, as modified hereby, including, without limitation, the Basic Rent and Additional Charges described in Sections 5 and 6 below, and no other Basic Rent or Additional Charges shall apply with respect to the Current Subleased Premises and the Relocation Subleased Premises; however, Sublessee shall be responsible for charges for actual electricity usage as provided in Section 6(c) below and other charges payable under the Sublease or Base Lease for additional services provided to the Current Subleased Premises during any such occupancy. If Sublessee fails to vacate the Current Subleased Premises by December 31, 2002, then Sublessee shall be a holdover tenant with respect thereto pursuant to Section 12 of the Sublease (and shall pay to Sublessor the holdover base rental with respect to the Current Subleased Premises as set forth in such Section 12, i.e., at 200% of the Basic Rent in effect for the month of September 2002).

     4. Sublease Term. The Term of the Sublease is hereby extended such that it shall expire on September 30, 2006, rather than December 31, 2002, on the terms and conditions of the Sublease, as modified hereby. Sublessee shall have the option to extend the Term on and subject to the terms and conditions of Exhibit C hereto.

     5. Basic Rent. Commencing on the Effective Date and regardless of whether Sublessee shall be occupying the Current Subleased Premises and have possession of the Relocation Subleased Premises, the sole Basic Rent under the Sublease shall be following amounts for the following periods of time:

                                                      MONTHLY
                      TIME PERIOD                    BASIC RENT
          -----------------------------------------------------
          October 1, 2002 - September 30, 2003      $ 45,000.00
          October 1, 2003 - September 30, 2004      $ 46,666.67
          October 1, 2004 - September 30, 2005      $ 48,333.33
          October 1, 2005 - September 30, 2006      $ 55,000.00

     Such Basic Rent, which is based upon Sublessee paying rent for only 20,000 square feet of Rentable Area, shall be payable at the times and in the manner provided in the Sublease.

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     6.   Sublessee's Proportionate Share; Taxes; Operating Expenses:
Electricity Payments.

          (a) Pursuant to a Settlement Agreement and Mutual Release of even date herewith (the "Settlement Agreement"), all Additional Charges with respect to Taxes and Operating Expenses through September 30, 2002 have been agreed upon by Sublessor and Sublessee.

          (b) Effective as of the Effective Date and regardless of whether Sublessee shall be occupying the Current Subleased Premises and have possession of the Relocation Subleased Premises:

               (i) "Sublessee's Proportionate Share" shall be 9.15%, which is based on 20,000 square feet of Rentable Area;

               (ii) Base Taxes shall mean 100% of the actual Taxes for the Tax Year commencing on July 1, 2002 and ending on June 30, 2003; for clarification, for purposes of the Additional Charges payable by Sublessee pursuant to Section 5(a) of the Sublease, starting July 1, 2003, Sublessee shall pay to Sublessor Sublessee's Proportionate Share of 100% of (A) the amount, if any, by which Taxes for the Tax Year in question exceed the Base Taxes and (B) Tax Expenses, rather than Sublessee's Proportionate Share of the portion of such Tax Excess and Tax Expenses payable by Sublessor under the Base Lease; if Sublessee pays more in estimated Additional Charges relating to Taxes and Tax Expenses for any Tax Year after July 1, 2003 than the actual amount payable under Section 5(a) of the Sublease, as modified hereby, then Sublessor shall credit against subsequent obligations of Sublessee with respect to Base Rental and Additional Charges (or refund within 30 days if the Term has ended and Sublessee has no further obligation to Sublessor) the excess amount so paid by Sublessee;

               (iii) for purposes of calculating the Additional Charges payable by Sublessee pursuant to Section 5(b) of the Sublease for each calendar year following December 31, 2003, starting January 1, 2004, Sublessee shall pay Sublessee's Proportionate Share of all Operating Expenses in excess of the Operating Expenses (excluding Taxes, to the extent the same are separately addressed pursuant to Section 5(a) of the Sublease) for the calendar year ending on December 31, 2003 (the "Base Year Operating Expenses"), in each case extrapolated in the manner provided in the Base Lease, and for clarification, Sublessee shall pay to Sublessor Sublessee's Proportionate Share of 100% of Operating Expenses in excess of the Base Year Operating Expenses rather than Sublessee's Proportionate Share of the portion of the excess Operating Expenses payable by Sublessor under the Base Lease; if Sublessee pays more in estimated Additional Charges relating to Operating Expenses for any calendar year after December 31, 2003 than the actual amount payable under Section 5(b) of the Sublease, as modified hereby, then Sublessor shall credit against subsequent obligations of Sublessee with respect to Base Rental and Additional Charges (or refund with in 30 days if the Term has ended and Sublessee has no further obligation to Sublessor) the excess amount so paid by Sublessee;

               (iv) the last sentence of each of Sections 5(a) and (b) of the Sublease, as amended by the First Amendment, are hereby deleted in their entirety;

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               (v)   Additional Charges payable under Sections 5(a) and (b) of
     the Sublease, as amended by the First Amendment and further modified hereby, shall be prorated for any partial year during the Term; and

               (vi) Sublessor shall provide to Sublessee copies of the taxes statements received from Landlord, together with a statement showing the total amount due for the year in question under such Sections 5(a) and (b) as modified hereby, and a reconciliation comparing the actual amounts due to the estimated amounts actually paid by Sublessee to Sublessor for the year in question.

          (c) As of the Effective Date, Sublessee shall no longer be obligated to make Estimated Electricity Payments pursuant to Section 5(c) of the Sublease. In lieu thereof, Sublessor shall invoice Sublessee monthly for Sublessee's actual electricity consumption for convenience outlets and lights only in the applicable premises in which Sublessee is conducting business, and Sublessee shall pay the amount so invoiced to Sublessor within 10 days after receipt of such invoice. Sublessor shall be responsible for the cost of installing any "check meter" necessary to measure Sublessee's electricity usage in the Relocation Subleased Premises that occurs after Sublessee has vacated the Current Subleased Premises, it being understood and agreed that Sublessor shall be responsible for all electricity charges with respect to the Relocation Subleased Premises until Sublessee vacates the Current Subleased Premises unless Sublessee is conducting business in both the Relocation Subleased Premises and the Current Subleased Premises, in which case Sublessee shall be responsible for Sublessee's actual electricity consumption for convenience outlets and lights in both premises.

     7. Condition. SUBLESSEE AGREES THAT IT HAS INSPECTED THE RELOCATION SUBLEASED PREMISES AND THAT THE RELOCATION SUBLEASED PREMISES ARE SUITABLE FOR ITS PURPOSE. SUBLESSEE ACCEPTS THE RELOCATION SUBLEASED PREMISES IN ITS "AS IS" CONDITION AND ACKNOWLEDGES THAT NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, HAS BEEN MADE BY SUBLESSOR WITH RESPECT TO THE CONDITION OF THE RELOCATION SUBLEASED PREMISES OR ITS SUITABILITY FOR ANY USE OR PURPOSE BY SUBLESSEE.

     8. Assignment and Subletting. Notwithstanding anything in the Sublease to the contrary, in no event shall Sublessee be permitted to assign the Sublease or sublease the Subleased Premises to (or to engage in a transaction with a successor corporation or related corporation, as such terms are defined in
Section 9 of the Sublease, that would result in the "Sublessee" under the Sublease being an affiliate of) any of the following entities: Compuware, NEON Systems, Inc., Computer Associates International, Inc., Envive Corporation, Micromuse, Inc., Net IQ, HP Openview, Tivoli Systems, Inc., or any entity controlling, controlled by or under common control with any of the foregoing. Any attempted assignment of the Sublease or sublease of the Subleased Premises to any such entity shall be null and void and shall constitute and Event of Default under the Sublease. In addition, Sublessor may withhold its consent in its sole and absolute discretion as to any proposed assignment or sublease that would require the creation of additional exit corridors or installation of demising walls unless Sublessee expressly

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

agrees in writing to remove such improvements prior to expiration of the Sublease Term and restore the Subleased Premises to the condition required under the Sublease.

     9. Parking. As of the Effective Date, the number of parking spaces that Sublessee shall have the right to use under the Sublease shall be reduced as follows:

          (a) Sublessee shall have the right to use Allocated Permits for parking spaces in the surface parking lot at a rate of 3.3 parking permits per 1,000 square feet of Subleased Premises Rentable Area, for a total of 76 parking permits; and

          (b) in addition to the surface spaces described in (a) above, Sublessee shall have the right to use, on an exclusive, reserved basis, five (5) parking spaces in the basement level of the Building, which spaces have been selected by Sublessee from the eight (8) existing reserved parking spaces in the basement level of the Building and consist of spaces 1 through 5 indicated on the parking plan attached hereto as Exhibit F.

     Except as modified above with respect to the number of parking spaces that Sublessee shall be entitled to use, the provisions of Section 6 of the Sublease shall remain in full force and effect.

     10. Consent by Landlord. This Amendment shall be effective only upon Landlord's consent hereto evidenced by a separate document executed by Landlord satisfactory to Sublessee and Sublessor in their reasonable judgment. If, after Sublessor uses commercially reasonable efforts to obtain Landlord's consent promptly after the execution of this Amendment, Landlord does not give its written consent by September 30, 2002, such consent will be deemed denied, this Amendment shall be null and void and the Sublease, as the same was in effect prior to this Amendment, will remain in full force and effect. Any costs or expenses required to be paid to Landlord pursuant to the Base Lease in connection with Landlord's processing and documentation of this Amendment and Landlord's review of the Plans shall be borne and paid by Sublessor.

     11. Brokers. Sublessee acknowledges that Trammell Crow Company ("Sublessor's Broker") is representing the Sublessor regarding this Amendment and McCall & Almy ("Sublessee's Broker") is representing the Sublessee regarding this Amendment (collectively the "Brokers"). Sublessee warrants and represents that it has not dealt with any other real estate broker and/or salesman in connection with the negotiation or execution of this Sublease other than Sublessee's Broker and no such broker or salesman has been involved in connection with this Sublease. Sublessor warrants and represents that it has not dealt with any other real estate broker and/or salesman in connection with the, negotiation or execution of this Sublease other than Sublessor's Broker and no such broker or salesman has been involved in connection with this Sublease. The Brokers are being compensated pursuant to a separate agreement with Sublessor. Sublessee agrees to defend, indemnify and hold harmless the Sublessor from and against any and all costs, expenses, attorneys' fees or liability for any compensation, commission and charges claimed by any real estate broker and/or salesman (other than the Brokers), due to acts of Sublessee or Sublessee's representatives. Sublessor agrees to defend, indemnify and hold harmless Sublessee from and against any and all costs, expenses, attorney's fees or liability for

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any compensation, commission and charges claimed by any real estate broker and/or salesman (including, without limitation, the Brokers) due to acts of Sublessor or Sublessor's representatives.

     12. Signage. Subject to Landlord's approval, which Sublessor shall use commercially reasonable efforts to obtain promptly after execution of this Amendment, Sublessor shall permit Sublessee to place its name on the Building's tenant directory. In addition, subject to Landlord's and Sublessor's approval of the design, size and location thereof and all applicable Laws, Sublessee may, at Sublessee's sole expense, install signage consisting of Sublessee's corporate name, suite numbers and the like on (or, if required by Landlord, adjacent to) the entrance door to the Relocation Subleased Premises and/or on the glass facing the lobby of the Building. Upon expiration or termination of this Sublease, Sublessee shall remove such signage and repair any damage caused by such signage or its removal, which obligations shall survive expiration or termination of the Sublease.

     13. Security Deposit. Notwithstanding anything to the contrary in the Sublease, Sublessor and Sublessee agree that the following provisions shall apply as of date of this Amendment with respect to the Security Deposit. No earlier than October 1, 2002, Sublessee will obtain and deliver to Sublessor an irrevocable, stand-by letter of credit in the amount of $100,000 with Silicon Valley Bank or another commercial bank or financial institution reasonably acceptable to Sublessor (the "Security Deposit"), as security for the faithful performance and observance by Sublessee of the terms, provisions, agreements, covenants and conditions of the Sublease. Sublessor shall return the existing Letter of Credit to Sublessee within two (2) business days following Sublessor's receipt of the $100,000 letter of credit required above, provided no uncured Event of Default has occurred. Provided no uncured Event of Default has occurred hereunder, Sublessee shall be entitled to replace, as of October 1, 2004, the original $100,000 letter of credit with a substitute irrevocable, stand-by letter of credit in the amount of $75,000 issued by a commercial bank or other financial institution reasonably acceptable to Sublessor. If an uncured Event of Default occurs at any time prior to October 1, 2004, Sublessee shall not be entitled to replace the $100,000 letter of credit as provided herein, and the amount of the letter of credit Security Deposit required hereunder shall remain $100,000 for the remainder of the Term. Upon receipt of a substitute letter of credit, Sublessor shall promptly return the original letter of credit to Sublessee. Each letter of credit shall be in form and substance reasonably agreeable to Sublessor and shall provide for automatic one-year renewals and for the immediate payment to Sublessor of any amounts due hereunder upon receipt by the issuer of a written statement from Sublessor that Sublessor is entitled to draw on such letter of credit, stipulating the amount due to Sublessor. A form of letter of credit agreeable to Sublessor is attached hereto as Exhibit D. If the issuer of the letter of credit notifies Sublessor that such issuer will not renew the letter of credit, Sublessee shall cause a new letter of credit to be issued by another commercial bank or financial institution reasonably acceptable to Sublessor no later than 30 days prior to any expiration date of the existing letter of credit; if Sublessee fails timely to renew or replace the letter of credit, then Sublessor shall have the right to draw thereon and retain the amounts so drawn to be held and applied as permitted hereunder. Sublessee covenants and agrees that within 15 days of any draw upon the letter of credit by Sublessor, Sublessee will either restore the amount of the existing letter of credit to its level immediately prior to the draw or obtain a new letter of credit that meets the substance, form and amount

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requirements of this Section 13. Sublessee's failure to do shall constitute an
Event of Default hereunder (without regard to any grace or cure periods set forth elsewhere herein). The Security Deposit and any amount drawn thereon shall not be considered an advance payment of Basic Rent or Additional Charges and shall not be considered a measure of Sublessor's damages in case of the occurrence of any default under the Sublease. Sublessor may commingle the Security Deposit and any amounts drawn thereon with other funds and no interest shall be paid thereon. In the event Sublessee defaults in respect to any of the terms, provisions, agreements, covenants and conditions of the Sublease including, but not limited to, the payment of any amounts owed by Sublessee for Basic Rent or Additional Charges and such default continues uncured after the expiration of all applicable notice and cure periods herein provided, Sublessor may, at Sublessor's option, from time to time, without prejudice to any other remedy, apply the amounts necessary to make good any arrears of amounts owing in relation to Basic Rent or Additional Charges or for any damage, injury, expense or liability caused by such default.

     14.  Representations and Warranties.

          (a)  Sublessor warrants and represents unto Sublessee as follows:

               (i) Sublessor is a corporation duly organized under the laws of Delaware and has full right, power and authority to enter into this Amendment and to carry out its obligations hereunder and all required corporate actions necessary to authorize Sublessor to enter into this Amendment and to carry out its obligations hereunder have been taken.

               (ii) The Base Lease, as attached to the First Amendment, has not been further amended or modified by Sublessor and Landlord and constitutes all written agreements between Landlord and Sublessor affecting the Subleased Premises. The Base Lease, as amended, is in full force and effect, and to the best of Sublessor's knowledge, Sublessor has performed all of its obligations to date under the Base Lease and no event has occurred and is continuing that with the passage of time or the giving of notice would constitute a default by Sublessor under the Base Lease. Except for that certain Notice of Default dated December 18, 2001 regarding payment of Tax Excess and Tax Expenses, Sublessor has not received any notice of default or Default under the Base Lease. To the best of Sublessor's knowledge, Landlord is not in default under the Base Lease and no event has occurred that with the passage of time or the giving of notice would constitute a default by Landlord under the Base Lease.

               (iii) To Sublessor's knowledge, Sublessor has not received written notice from any governmental authority indicating that the Relocation Subleased Premises is in violation of any applicable building or zoning codes or ordinances.

          (b)  Sublessee warrants and represents unto Sublessor as follows:

               (i) Sublessee is a corporation duly organized under the laws of Delaware and has full right, power and authority to enter into this Amendment

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

          and to carry out its obligations hereunder and all required corporate actions necessary to authorize Sublessee to enter into this Amendment and to carry out its obligations hereunder have been taken.

               (ii) Sublessee has reviewed the terms of the Base Lease and the Sublease.

               (iii) Sublessee covenants and agrees to timely perform its obligations under the Sublease and this Amendment and to indemnify and hold Sublessor harmless from any and all costs, expenses, liabilities or damages which Sublessor may incur as a direct consequence of Sublessee's failure to perform any such obligations.

     As used in this Amendment, the terms "to Sublessor's knowledge," "to the best of Sublessor's knowledge" or derivations thereof shall mean the actual, conscious knowledge of Derek Laws, the employee of Sublessor most likely to be familiar with such matters, without any obligation of such person or other representatives of Sublessor to make investigation or due inquiry relating thereto and shall not include any knowledge which may be imputed to Sublessor or of any other person. The foregoing shall not be deemed to create or impose any personal liability on Derek Laws.

     15. Use of Personal Property in Relocation Subleased Premises. Sublessee shall have the right to use, from and after the Effective Date and during the Term, at no additional charge and as part of Basic Rent, all telecommunications cabling currently serving the Relocation Subleased Premises and all the furniture, fixtures, equipment and other personal property listed on Exhibit E attached hereto (the "Personal Property") and located in the Relocation Subleased Premises; however, all such Personal Property shall remain the property of Sublessor and shall remain in and on the Subleased Premises at the expiration or earlier termination of the Sublease, in as good a condition as existed as of the date of this Sublease, reasonable wear and tear and damage by fire or other casualty only excepted. Sublessee accepts the Personal Property in its "as is" condition and acknowledges that no representation or warranty, either express or implied, written or oral, has been made by Sublessor with respect to the condition of the Personal Property or its suitability for any use or purpose by Sublessee. Sublessor shall maintain insurance on such Personal Property to the extent required under the Base Lease or as otherwise deemed advisable by Sublessor in its sole discretion, and Sublessor shall be responsible for all taxes related to the Personal Property. The waiver of subrogation provisions set forth in Section 32 of the Sublease shall apply to the Personal Property.

     16. Emergency Access. Sublessor shall have access at all times to the Subleased Premises for emergency purposes, including, without limitation, access to the electrical feeders serving Sublessor's data center in the Leased Premises. Sublessor shall provide to Sublessee such reasonable prior notice as is practicable under the circumstances with respect to any such emergency entry during normal business hours and shall promptly notify Sublessee after any such entry that occurs after normal business hours.

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     17.  Notices. Section 20 of the Sublease is hereby amended to read in its entirety as follows:

     All notices or requests provided for hereunder shall be in writing and shall be either (a) delivered by hand, (b) sent by United States Registered or Certified Mail, return receipt requested, postage prepaid, or (c) sent by prepaid nationally recognized overnight courier, if to Sublessor, to 2101 CityWest Blvd., Houston, Texas 77042, Attention: Manager of Corporate Real Estate; or if to Sublessee to the Subleased Premises, Attention:
     Steven R. Wasserman, CFO. A copy of all such notices shall be sent to Alan
     R. Hinaman, Vinson & Elkins LLP, 1001 Fannin, Suite 2300, Houston, Texas 77002 and to Andrew R. Stern, Esq., Epstein Becker and Green, P.C., 111 Huntington Avenue, Boston, Massachusetts 02199. All such notices shall be deemed received either when hand delivered if sent in the manner provided in (a) above, two (2) business days after being placed in the United States Mail in the manner set forth in (b) above or upon delivery or attempted delivery if sent in the manner provided in (c) above. The parties hereto shall have the right from time to time to change their respective address by at least five (5) days prior written notice to the other party.

     18. Ratification. Sublessee hereby ratifies and confirms its obligations under the Sublease, and represents and warrants to Sublessor that it has no defenses thereto. Additionally, Sublessee and Sublessor further confirm and ratify that, as of the date hereof, (a) the Sublease is and remains in good standing and in full force and effect, (b) except as set forth in the Settlement Agreement, Sublessor has no claims, counterclaims, set-offs or defenses against Sublessee arising out of the Sublease or in any way relating thereto or arising out of any other transaction between Sublessor and Sublessee, (c) Sublessee has no claims, counterclaims, set-offs or defenses against Sublessor arising out of the Sublease or in any way relating thereto or arising out of any other transaction between Sublessor and Sublessee, and (c) except as expressly provided for in this Amendment, all tenant finish-work allowances provided to Sublessee under the Sublease (other than the Construction Allowances provided for in Exhibit B), if any, have been paid in full by Sublessor to Sublessee, and Sublessor has no further obligations with respect thereto.

     19. Binding Effect. Except as modified hereby, the Sublease shall remain in full effect and this Amendment shall be binding upon Sublessor and Sublessee and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Amendment and the terms of the Sublease, the terms of this Amendment shall prevail.

     20. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original for all purposes.

     EXECUTED in multiple counterparts, each of which shall have the force and effect of an original, effective as of the date first above written.

                                        SUBLESSOR:

                                        BMC SOFTWARE, INC.,
                                        a Delaware corporation


                                        By: /s/ John W. Cox
                                           ---------------------------
                                        Name: John W. Cox
                                             -------------------------
                                        Title: CFO
                                              ------------------------

                                        SUBLESSEE:

                                        ON TECHNOLOGY CORPORATION,
                                        a Delaware corporation


                                        By: /s/ Steven R. Wasserman
                                           ---------------------------
                                        Name: Steven R. Wasserman
                                             -------------------------
                                        Title: VP of Finance
                                              ------------------------

                                 Exhibits Index

All Exhibits with the exception of Exhibit C Renewal Option have been intentionally omitted

                                    EXHIBIT C

                                 RENEWAL OPTION

     Subject to Sublessor's right to cancel this Sublease as to all or a portion of the Subleased Premises effective at the end of the Term as set forth below, and provided no Event of Default exists at the time Sublessee exercises the renewal option and Sublessee is occupying the entire Subleased Premises at the time of such election, Sublessee may renew this Sublease for one (1) additional period of approximately 28 1/2 months expiring February 14, 2009 (the "Renewal Term"), by delivering written notice of the exercise thereof (a "Renewal Exercise Notice") to Sublessor not earlier than September 30, 2005 nor later than November 30, 2005. The annual Basic Rent rate payable for the Renewal Term shall be the prevailing market rental rate (the "Prevailing Market Rental Rate"), at the commencement of the Renewal Term, for renewals of space of equivalent quality, size, utility and location in the submarket in which the Project is located, with the length of the Renewal Term and the credit standing of Sublessee to be taken into account, together with rental abatements, construction allowances and other concessions being offered in the submarket as well as any brokerage commission savings to be realized by Sublessor for a renewal instead of a new lease. Within 30 days after receipt of Tenant's Renewal Exercise Notice, Sublessor shall deliver to Sublessee written notice (a) indicating whether or not Sublessor intends to cancel this Sublease as to all or a portion of the Subleased Premises at the end of the Term due to Sublessor's own space needs in the Project, as determined by Sublessor in its sole discretion, and (b) specifying the Prevailing Market Rental Rate. Sublessee shall, within ten days after receipt of Sublessor's notice, notify Sublessor in writing whether Sublessee accepts or rejects Sublessor's determination of the Prevailing Market Rental Rate and whether any partial reduction in size will affect Sublessee's operations, and if Sublessee rejects Sublessor's determination of the Prevailing Market Rental Rate or determines that any proposed reduction in size of the Subleased Premises will affect Sublessee's operations, Sublessee shall have the right to rescind its exercise of its renewal option hereunder in such written notice.

     If Sublessee timely notifies Sublessor of Sublessee's exercise of the renewal option hereunder, Sublessor does not cancel this Sublease as to the entire Subleased Premises, Sublessee accepts Sublessor's determination of the Prevailing Market Rental Rate and Sublessee does not rescind its exercise of the renewal option as permitted above, then, on or before the commencement date of the Renewal Term, Sublessor and Sublessee shall execute an amendment to this Sublease extending the Term of the Sublease on the same terms provided in the Sublease, as amended, except as follows:

          (1) if Sublessor cancels the Sublease as to a portion of the Subleased Premises, the Subleased Premises Rentable Area shall be adjusted to the actual number of square feet of Rentable Area in the Subleased Premises for the Renewal Term;

          (2) monthly installments of Basic Rent shall be adjusted to equal the product of (A) one-twelfth (1/12th) of the Prevailing Market Rental Rate, multiplied by (B) the actual number of square feet of Rentable Area in the Subleased Premises for the Renewal Term;

          (3) Sublessee's Proportionate Share shall be adjusted to equal the percentage obtained by dividing the actual number of square feet of Rentable Area in the Subleased Premises for the Renewal Term by the number of square feet of Rentable Area in the Building;

          (4) Sublessee shall have no further renewal options unless expressly granted by Sublessor in writing;

          (5) Sublessor shall sublease to Sublessee the portion of the Subleased Premises in question in its then-current condition, and Sublessor shall not provide to Sublessee any allowances (e.g., moving allowance, construction allowance, and the like) or other inducements (Sublessor shall, however, be responsible for the cost of separately demising the portion of the Subleased Premises as to which Sublessor cancels this Sublease from the remainder of the Subleased Premises); and

          (6) the number of parking spaces (including, without limitation, reserved parking spaces) to which Sublessee is entitled shall be proportionately adjusted based on any reduction in the number of rentable square feet in the Subleased Premises; provided, however, that Sublessee shall be entitled to use no less than three (3) reserved parking spaces in the basement level of the Building (such reserved parking spaces being out of the total number that Sublessee shall be entitled to use).

     If Sublessee fails to timely notify Sublessor in writing that Sublessee accepts or rejects Sublessor's determination of the Prevailing Market Rental Rate, time being of the essence with respect thereto, Sublessee's rights under this Exhibit shall terminate and Sublessee shall have no right to renew this Sublease.

     If Sublessee rejects Sublessor's determination of the Prevailing Market Rental Rate and timely notifies Sublessor thereof, Sublessor and Sublessee shall negotiate in good faith for a period of 15 days to determine the Prevailing Market Rental Rate. If Sublessor and Sublessee are unable to agree upon the Prevailing Market Rental Rate within such 15-day period, Sublessee may require, by notifying Sublessor in writing thereof within five days after the expiration of such 15-day period, that the determination of the Prevailing Market Rental Rate be made by brokers (and if Sublessee makes such election, Sublessee shall be deemed to have irrevocably renewed the Term, subject only to the determination of the Prevailing Market Rental Rate as provided below). In such event, within ten days thereafter, each party shall select a qualified commercial real estate broker with at least ten years experience in leasing property and buildings in the city or submarket in which the Subleased Premises are located. The two brokers shall give their opinion of Prevailing Market Rental Rates within 15 days after their retention. In the event the opinions of the two brokers differ and, after good faith efforts over the succeeding 15-day period, they cannot mutually agree, the brokers shall immediately and jointly appoint a third broker with the qualifications specified above. This third broker shall, within five days after such broker's appointment, choose either the determination of Sublessor's broker or Sublessee's broker and the choice of this third broker shall be final and binding on Sublessor and Sublessee. Each party shall pay its own costs for its real estate broker, and the parties shall equally share the costs of any third broker. Following the determination of the Prevailing Market Rental Rate, the parties shall immediately execute an amendment as set forth above.

     In no event shall Sublessor be obligated to pay a commission with respect to any renewal of the Sublease under this Exhibit, and Sublessee shall indemnify Sublessor against all costs, expenses, attorneys' fees, and any other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under Sublessee.

     Sublessee's rights under this Exhibit shall terminate if (A) the Sublease or Sublessee's right to possession of the Subleased Premises is terminated, (B) Sublessee assigns any of its interest in this Sublease or sublets 25% or more of the Subleased Premises, (C) Sublessee fails to timely exercise the renewal option under this Exhibit, time being of the essence with respect to Sublessee's exercise thereof, or (D) as of the date of Sublessee's Renewal Exercise Notice, Sublessee's financial condition or creditworthiness has materially deteriorated since the date of this Amendment such that its Tangible Net Worth is less than $7,000,000. As used herein, "Tangible Net Worth" means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises.